Exhibit 4.6

[FORM OF 2005 AWARD AGREEMENT]

RESTRICTED STOCK AGREEMENT

This Restricted Stock Agreement (this “Agreement”) is made as of the Effective Date set forth on Schedule A hereto, by and between Atlantic Tele-Network, Inc. (the “Company”), a Delaware corporation, and                      (“Award Recipient”), pursuant to the Company’s 2005 Restricted Stock and Incentive Plan (the “Plan”). Terms not defined herein shall have the same meaning as in the Plan.

RECITALS:

The Company desires to grant to Award Recipient and Award Recipient is prepared to accept Common Stock of the Company on the terms and conditions set forth in this Agreement and in the Plan, and

The Award Recipient acknowledges that the Common Stock that is the subject of the Award is subject to certain vesting and other restrictions and options set forth in this Agreement and in the Plan.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter set forth, it is agreed between the parties hereto as follows:

1. Grant of Stock. Award Recipient is being awarded by the Company the number of shares of its Common Stock, par value $0.01 specified on Schedule A below (the “Stock”), as of the “Effective Date” specified on such Schedule A.

2. Vesting Schedule. The shares of Stock shall vest on the “Vesting Dates” as provided on Schedule A below, subject to early termination of the Award as provided in Section 7 of the Plan. Unvested shares shall be forfeited and revert to the Company in the event of any termination of employment; provided, however, that vesting shall be accelerated and such shares of Stock shall become 100% vested if the Award Recipient’s employment is terminated by the Company following a Change-in-Control of the Company (as such term is defined in the Committee’s rules from time to time, prior to a Change-in-Control of the Company).

3. Acknowledgements of Award Recipient. The Award Recipient acknowledges and is aware that:

(a) There are substantial restrictions on the transferability of the unvested Stock, as described in paragraphs 3(d)(i) below, and that the ability to sell or transfer the Stock after vesting is restricted and cannot be sold absent compliance with the securities laws and the rules adopted from time to time by the Committee;

(b) No federal or state agency has made any finding or determination as to the fairness for investment or any recommendations or endorsement of the Stock or the Company’s operations; and

(c) The Company may from time to time issue additional equity securities to employees, investors, lenders and other parties.

(d) Restrictions and Covenants.

(i) Transfer Restrictions. Award Recipient agrees that Award Recipient will not attempt to sell, transfer, assign, pledge or otherwise dispose of any shares of Stock awarded hereunder prior to the Vesting Date of such shares. No rights granted hereunder may be subject to execution, attachment or similar process. Any attempt to sell, transfer, assign, pledge, or shares or otherwise dispose of the unvested shares of Stock contrary to the provisions hereof, or levy of any attachment or similar process upon such Stock, shall become null and void. Nothing contained in this Agreement shall affect in any manner whatsoever the right or power of the Company, or a parent or subsidiary of the Company, to terminate Award Recipient’s employment, for any reason, with or without cause. If, from time to time during the term of this Agreement, there is any stock dividend or stock split or other change in the character or amount of any of the outstanding securities of the Company, then, in such event, any and all new, substituted or additional securities to which Award Recipient is entitled by reason of his ownership of unvested shares of Stock shall be immediately subject to vesting on the Vesting Date of the share of Stock with respect to which the dividend was paid and shall be included in the term “Stock” for all purposes of this Agreement.

(ii) Non-competition and other Covenants. The provisions of Section 7.3 of the Plan shall apply to Award Recipient with respect to the Award reflected by this Agreement.

4. Lock-up and Similar Agreements. Award Recipient agrees, for himself and his heirs and legal representatives, that he will enter into any “lock-up” or similar agreements requested by the Company in connection with any public offering or other transaction in respect of shares of the Company’s stock.

5. Legends. All certificates representing any shares of Stock prior to the Vesting Date provided in Schedule A shall have endorsed thereon the following legends:

(a) “Disposition of any interest in the securities represented by this certificate is subject to restrictions, and the securities represented by this certificate are subject to a forfeiture in certain events, contained in a certain agreement between the record holder hereof and the corporation, a copy of which will be mailed to any holder of this certificate without charge within 5 days of receipt by the corporation of a written request therefor.”

(b) Any legend required to be placed thereon by the Company in compliance with applicable laws.

6. Escrowed Share Certificates. As security for Award Recipient’s faithful performance of the terms of this Agreement and to insure that any unvested Stock will be available for delivery to the Company as provided here and under the Plan, Award Recipient shall deliver to and deposit with, as directed by the Company, the Secretary or the Treasurer of the Company, as Escrow Agent (“Escrow Agent”), the number of forms of Stock Assignment duly endorsed (with date and number of shares blank) in the form provided by the Company from time to time, together with the certificate or certificates evidencing the Stock; said documents are to be held by the Escrow Agent and delivered by said Escrow Agent (a) to the Company or at the Company’s direction for cancellation or to be held as treasury shares when the shares are forfeited upon a termination of employment or (b) to the Company’s transfer agent for reissuance to the Award Recipient with an appropriate legend, upon the vesting of such shares of Stock pursuant to the provisions hereof, in accordance with the rules established by the Committee from time to time.

7. Transfers in Violations of Restrictions. The Company shall not be required (i) to transfer on its books any shares of Stock of the Company that shall have been sold or transferred in violation of any of the provisions set forth in this Agreement or (ii) to treat as owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so transferred.

8. Rights as Stockholder. Subject to the provisions of this Agreement, Award Recipient shall, during the term of this Agreement, exercise all rights and privileges of a stockholder of the Company with respect to the Stock prior to forfeiture as a result of a failure to meet the vesting condition or otherwise.

9. Withholding.

(a) In the absence of a Section 83(b) election having been waived by the Company in respect of the Award, no later than the date on which any Stock shall have become vested, the Award Recipient shall pay to the Company, or make arrangements satisfactory to the Company regarding payment, of any federal, state or local taxes of any kind required by law to be withheld with respect to any Stock which shall have become so vested.

(b) The Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Award Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to any Stock, which shall have become so vested or upon the receipt of a copy of the Award Recipient’s Section 83(b) election, as provided in Section 10.

10. Section 83(b). The Award Recipient shall elect (in accordance with Section 83(b) of the Code) within 30 days after the issuance of the Stock to include in gross income for federal income tax purposes in the year of issuance the Fair Market Value of such Stock, and the Award Recipient shall pay to the Company, or make arrangements satisfactory to the Company to pay to the Company, upon such election, any federal, state or local taxes required to be withheld with respect to such Stock. If the Award fails to make such payment, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Award Recipient any federal, state or local taxes of any kind required by law to be withheld with respect to such Stock, in addition to the rights set forth in paragraph 9, above. The Award Recipient acknowledges that it is Award Recipient’s sole responsibility, and not the Company’s, to file timely and properly the election under Section 83(b) and any corresponding provisions of state lax laws.

11. Miscellaneous.

(a) Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail, by registered or certified mail with postage and fees prepaid, addressed to the other party hereto at his address set forth below his signature, on the books of the Company or at such other address as such party hereto may designate by ten days’ advance written notice to the other party hereto.

(b) This Agreement shall inure to the benefit of the successors and assigns of the Company and be binding upon Award Recipient and Award Recipient’s spouse and their respective heirs, executors, administrators, successors and assigns.

(c) This Agreement may only be amended in a writing signed by the Company and the Award Recipient. No waivers of or exceptions to any term, condition or provision of this Agreement in any one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

(d) This Agreement shall be governed by, and shall be construed, enforced and administered in accordance with, the internal laws of the State of Delaware, without regard to principles of conflicts or choice of law, except to the extent that such laws may be superseded by any federal law.

(e) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Atlantic Tele-Network, Inc.

By:
Title:

AWARD RECIPIENT:

Print Name:
Address:

Schedule A

Stock in this Award:	( ) shares

Effective Date:	May , 2005

Vesting Dates:	Number of Shares Vesting:

On the Effective Date:	shares of Stock (representing 33.33% of the Award)

On January 1, 2007:	shares of Stock (representing 33.33% of the Award)

On January 1, 2008:	shares of Stock (representing 33.34% of the Award)